N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items
 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen International Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		10,528,710	1.36		21,291,799	11.59
Class B		1,309,422	1.34		1,006,866	11.54
Class C		2,364,573	1.34		2,895,400	11.51
Class I		115,690,193	1.37		86,033,725	11.59
Class IS	655,205		1.36		426,457		11.60